Exhibit (e)(8)

Bohai Leasing commences cash tender offer to acquire 20% strategic interest in Avolon for US$26 per share

Avolon Board considering two unsolicited offers for 100% of equity at US$30 per share and US$31 per share respectively

Dublin | 31 July, 2015: Avolon (NYSE: AVOL), the international aircraft leasing company, announces the commencement of a cash tender offer by Bohai Leasing Co., Ltd. (“Bohai”) for 20% of the issued and outstanding common shares of Avolon at a price of US$26 per share pursuant to a Schedule TO and related Offer to Purchase to be filed with the Securities and Exchange Commission (“SEC”) on July 31, 2015 (the “Offer”). The Offer is being made pursuant to the Investment and Tender Offer Agreement, (the “Agreement”) dated July 14, 2015 between Avolon, Bohai and an indirect wholly owned subsidiary of Bohai.

A Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Avolon with the SEC today, will state that Avolon has also received a non-binding unsolicited offer from an independent third party to acquire 100% of the issued and outstanding common shares of Avolon at a price of US$30 per share.

As required by the terms of the Agreement, Avolon informed Bohai of the unsolicited offer. After Avolon informed Bohai of this offer, Bohai submitted a non-binding offer to acquire 100% of the issued and outstanding common shares of Avolon at a price of US$31 per share.

Avolon’s Board of Directors has not accepted or rejected either offer and continues to carefully evaluate these offers with its financial and legal advisors and has authorized its financial advisors to continue negotiations with both offerors regarding their respective offers.

Avolon remains subject to the Agreement. There can be no assurance that either of the potential offerors will make a binding offer to acquire 100% of the issued and outstanding common shares of Avolon or if any binding offer is made, that Avolon’s Board of Directors will accept such offer.

If such a binding offer is made and accepted by Avolon’s Board of Directors, prior to the consummation of the Offer, it is anticipated that Avolon will terminate the Agreement and the Offer.

Important Information

AVOLON SHAREHOLDERS ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, EACH TO BE FILED ON JULY 31, 2015, AND AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Investors and stockholders may obtain free copies of the Schedule TO and Schedule 14D-9 after they have been filed, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available), at the SEC’s web site at www.sec.gov or by contacting Avolon’s Investor Relations Department by e-mail at ir@avolon.aero

Note Regarding Forward-Looking Statements

This document includes forward-looking statements, beliefs or opinions, including statements with respect to Avolon’s business, financial condition, results of operations and plans. These forward-looking statements involve known and unknown risks and uncertainties, many of which are beyond our control and all of which are based on our management’s current beliefs and expectations about future events. Forward-looking statements are sometimes identified by the use of forward-looking terminology such as “believe,” “expects,” “may,” “will,” “could,” “should,” “shall,” “risk,” “intends,” “estimates,” “aims,” “plans,” “predicts,” “continues,” “assumes,” “positioned” or “anticipates” or the negative thereof, other variations thereon or comparable terminology or by discussions of strategy, plans, objectives, goals, future events or intentions. These forward-looking statements include all matters that are not historical facts. Forward-looking statements may and often do differ materially from actual results. No assurance can be given that such future results will be achieved.

These risks, uncertainties and assumptions include, but are not limited to, the unsolicited offers from the independent third party referred to above and from Bohai with respect the proposal to acquire 100% of Avolon’s outstanding common shares, the financing of such proposed transactions, the benefits, results, effects and timing of such proposed transactions, future financial and operating results, and the combined company’s plans, objectives, expectations (financial or otherwise) and intentions. Risks and uncertainties related to the proposed transactions include, among others (1) the ability to obtain requisite shareholder and regulatory approvals required to complete the transactions, (2) the satisfaction of the conditions to the consummation of the proposed transactions, (3) the timing of completion of the proposed transactions and (4) the impact of the announcement or consummation of the proposed transactions on Avolon’s relationships, including with employees, suppliers and customers. Other important factors, including those discussed under “Item 3. Key Information—Risk Factors” included in Avolon’s Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission on March 3, 2015, may cause Avolon’s actual events or results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements contained in this document. Such forward-looking statements contained in this document speak only as of the date of this document. Avolon expressly disclaims any obligation or undertaking to update these forward-looking statements contained in this document to reflect any change in Avolon’s expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law.

More detailed information about these and other factors is set forth in the Annual Report on Form 20-F which is available on the Avolon website, www.avolon.aero and has also been filed with the U.S. Securities and Exchange Commission

ENDS

About Avolon Holdings Limited

Avolon is an international aircraft leasing company, headquartered in Ireland, with regional offices in China, Dubai, Singapore and the United States. Avolon provides aircraft leasing and lease management services. At June 30, 2015, Avolon had an owned, managed and committed fleet of 260 aircraft serving 56 customers in 33 countries. See: www.avolon.aero

Avolon will announce its 2015 second quarter earnings on August 5, 2015 at 6.00am ET.

Avolon Contacts:

Dónal O’Neill	T: +353 1 231 5843	M: +353 87 251 1799	E: ir@avolon.aero
Jonathan Neilan	T: +353 1 663 3686	M: +353 86 231 4135	E: ir@avolon.aero
Jennifer Peters	T: +353 1 663 3684	M: +353 87 178 7021	E: ir@avolon.aero